Exhibit 99.2
Royal Bancshares of Pennsylvania Announces Appointment of Two New Directors
NARBERTH, PA -- (Marketwire - 05/20/10) -- Royal Bancshares of Pennsylvania, Inc. (NASDAQ:RBPAA) (“Royal”), parent company of Royal Bank America and Royal Asian Bank, announced today that Michael J. Piracci and Jay H. Shah have been appointed to its board of directors.
Mr. Piracci worked for the Federal Deposit Insurance Corporation (FDIC) for 37 years, having started with the nation’s largest examiner and supervisor of banks in 1967. Piracci steadily rose through the organization to the position of Assistant Regional Director where he spent the 17 years prior to his retirement in 2004 with responsibility for financial institutions in New Jersey, Pennsylvania, Maryland, Delaware, the District of Columbia and Puerto Rico as well as administration for the New York Region.
“The highly-specialized knowledge and experience Mike brings to the board could not come at a more valuable time as we, like all financial institutions, find ourselves in an ever increasingly regulated environment,” noted Robert R. Tabas, Chairman and CEO of Royal Bancshares of Pennsylvania, Inc. “His guidance and expertise will benefit us as we continue to foster productive relationships with our regulators and satisfactorily navigate regulatory matters.”
Mr. Shah is CEO and member of the Board of Trustees of Hersha Hospitality Trust (NYSE: HT), a self-advised real estate investment trust which owns interests in 76 hotels, totaling 9,838 rooms in upscale, mid-scale and extended stay hotels primarily along the Northeast Corridor from Boston to Washington, DC.
“Jay’s first-hand experience as the CEO of a public company, as well as his extensive expertise in business and real estate management, make him a valuable addition to our Board,” noted Mr. Tabas.
Prior to joining the Hersha organization , Shah’s varied career experience included time spent as principal in the law firm of Shah & Byler, LLP, a consultant with Coopers & Lybrand LLP, a legislative assistant to the late Senator John Heinz and in the Philadelphia District Attorney’s Office. In 2007, Shah was selected as one of the Philadelphia Business Journal’s “40 Under 40,” which recognizes the impact of young professionals in the Philadelphia region.
The appointments of Mr. Piracci and Mr. Shah bring the total number of directors of Royal Bancshares of Pennsylvania, Inc. to 12, the majority of whom are independent directors.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. For the past 40+ years, Royal has played a lead role in the growth and development of our region, empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.